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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                         Date of Report:  May 28, 1999

                Date of earliest event reported:  May 18, 1999


                                   eBay Inc.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)


             000-24821                                 77-0430924
        (Commission File No.)               (IRS Employer Identification No.)



                             2125 Hamilton Avenue
                              San Jose, CA  95125
             (Address of principal executive offices and zip code)

      Registrant's telephone number, including area code: (408) 558-7400

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Item 2.  Acquisition or Disposition of Assets.

     On May 18, 1999, eBay Inc. ("eBay") completed a series of acquisitions in which it acquired Kruse, Inc. (d/b/a Kruse International), Auburn Cordage, Inc., ACD Auto Sales, Inc., Reppert School of Auctioneering, Inc. and Classic Advertising & Promotions, Inc., each an Indiana corporation (collectively, the "Companies"). The Companies were acquired pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 17, 1999 (the "Merger Agreement"), among eBay, each of the Companies, five merger subsidiaries wholly-owned by eBay, Dean V. Kruse and Mitchell Kruse. Pursuant to the Merger Agreement, each Company was merged with a wholly owned subsidiary of eBay, with the respective Company as the surviving corporation (collectively, the "Mergers"). As a result of the Mergers, each Company became a wholly owed subsidiary of eBay. In connection with the Mergers, eBay issued a total of 787,312 shares of eBay common stock to the existing shareholders of the Companies as consideration for all shares of capital stock of the Companies.

     The Mergers are intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." The Companies conduct auctions and provide appraisal services for merchandise, primarily automobiles, offered at such auctions. eBay intends to continue to use the assets acquired to conduct such business.

Item 7.  Financial Statements and Exhibits.

     a. The required financial statements will be filed by amendment as soon as practicable.

     b. The required pro forma financial information will be filed by amendment as soon as practicable.

     c.  Exhibits

         2.1 Agreement and Plan of Merger and Reorganization, dated as of May 17, 1999, among eBay Inc., Sesame Corporation No. 1, Sesame Corporation No. 2, Sesame Corporation No. 3, Sesame Corporation No. 4, Sesame Corporation No. 5, Kruse, Inc. (d/b/a Kruse International), Auburn Cordage, Inc., ACD Auto Sales, Inc., Reppert School of Auctioneering, Inc., Classic Advertising & Promotions, Inc., Dean V. Kruse and Mitchell Kruse.

                                       2.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       eBay Inc.

Dated:  May 28, 1999              By:  /s/ MICHAEL R. JACOBSON
                                       -----------------------
                                       Michael R. Jacobson
                                       Vice President, Legal Affairs,
                                       General Counsel and Secretary

                                       3.